RIVIAN

Q3 2023 Rivian Shareholder Letter

DOWNTOWN
LOFT

Key Highlights

Started deliveries of

R1 Max pack vehicles

Rivian's Commercial Vans

now available to more companies

16,304 vehicles

produced in the third quarter of 2023 representing the strongest quarterly production to date

2023 total production guidance increased to

54,000

2023 Adj. EBITDA[1] guidance improved to

$(4,000) million

2023 Capex guidance reduced to

$1,100 million

[1]Please see "Non-GAAP Financial Measures" later in this letter.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 2

Results for the third quarter of 2023 reflect continued progress against our key value drivers including ramping production, improving cost efficiency, successfully introducing new technologies, and enhancing the customer experience. Production during the third quarter of 2023 demonstrated our strongest quarterly rate to date with an annualized production rate of over 65,000 units, while financial results continue to benefit from our focus on driving down costs. Importantly, investment in new technologies and our direct-to-customer operations are contributing to Rivian’s competitive differentiation by enhancing the features and capabilities of our consumer and commercial platforms as well as improving the customer experience.

Due to the progress experienced on our production lines, the ramp of our in-house motor line, and the supply chain outlook, we are increasing our 2023 production guidance to 54,000 total units. Our progress on cost management has also continued and therefore we are improving our Adj. EBITDA guidance to $(4,000) million. We are also lowering our capital expenditures guidance to $1,100 million.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 3

For the remainder of 2023, we will remain focused on maintaining momentum of our key value drivers.

•Production: We produced 16,304 vehicles in the third quarter of 2023. This represents our strongest quarterly production volume to-date and importantly, required navigating the complexities of introducing new consumer variants in the manufacturing process, including the Dual-Motor and Max pack R1 vehicles. Increasing our production is one of the primary levers in our path to profitability.
•Cost efficiency: During 2022, we started the process of simplifying our future product portfolio and implementing a company-wide cost transformation program designed to maximize spend efficiency across each of the key cost elements of material costs, manufacturing labor, overhead, quality, logistics, inventory, indirect costs, and capital expenditures. Through the first three quarters of 2023, we have experienced the benefits of these actions with sequential improvement in gross profit per unit delivered each quarter. Compared to the second quarter of 2023, gross profit per unit delivered in the third quarter of 2023 improved by approximately $2,000 despite a reduced change in lower of cost or net realizable value (“LCNRV”) write-downs on inventory and losses on firm purchase commitments. We expect to see continued benefit going forward due to further improvements in R1 material cost per unit from the reduction in commodity costs, introduction of new technologies, and ongoing negotiated supplier price reductions.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 4

•Future platform and technologies: During the third quarter of 2023, production started for the R1 Max pack variants with an EPA-estimated range of up to 410 miles. We also continue to augment the capabilities of our vehicles through regular over-the-air (“OTA”) updates, which we believe drives greater customer engagement. The most recent updates included improved ride quality, enhancements to the towing experience, and a new way to interact with the different Drive Modes within an R1.
•The Rivian customer experience: Following strong production progress, Rivian vehicles have driven over 490 million miles. We are focused on scaling our service network as the number of vehicles on the road continues to grow. We believe this investment in infrastructure will serve as a long-term competitive differentiator by significantly enhancing the customer experience of owning a Rivian. We are also scaling our Rivian spaces and demo drive program, which consists of physical locations where current and potential customers can experience our vehicles. Since the end of the second quarter, we opened locations in Atlanta, Brooklyn, Chicago, Denver, Nashville, Seattle, and Vancouver with more coming in the fourth quarter of 2023 and in 2024. In addition, our DC fast charging network continues to grow; we currently have 57 Rivian Adventure Network sites.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 5

Production and deliveries

We produced 16,304 and delivered 15,564 vehicles in the third quarter of 2023. As was the case in the second quarter, the majority of our R1 production during the third quarter was R1S.

Quarterly Production Quarterly Deliveries

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 6

Rivian’s Commercial Vans now available to more companies

Today, Rivian announced that it will enable other companies to purchase its custom-designed Rivian Commercial Van (“RCV”). This move provides companies all around the world more opportunity to electrify their delivery fleets with a state-of-the-art vehicle, which will help to further reduce CO2 emissions.

The RCV is designed from the ground up prioritizing safety, driver comfort, and sustainability. Safety features include automatic emergency braking, collision warnings, and 360-degree visibility.

Amazon and Rivian remain focused on bringing 100,000 Rivian electric delivery vehicles (“EDV”) to the road, which will help save Amazon millions of metric tons of carbon per year. Amazon now has over 10,000 EDVs in its fleet that have delivered over 260 million packages to customers in more than 1,800 cities and regions across the U.S.. Earlier this year, Amazon also rolled out its first EDVs in Germany.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 7

Scaling our service infrastructure

We are focused on scaling our service network as the number of Rivian vehicles on the road continues to grow. We believe our investment in service infrastructure will serve as a long-term competitive differentiator significantly enhancing the customer experience of owning a Rivian.

As a direct-to-customer model, we own and operate our service footprint. Rivian’s mobile service vans can handle most repairs for R1s and EDVs while our service centers are equipped for larger service events that require additional equipment. Our Rivian service vehicles allow us to continue to lead with a mobile-first strategy and deliver a sustainable, convenient service experience for our customers. We currently have 408 mobile service vehicles on the road, which are handling the majority of our vehicle repairs. Long term, we believe the majority of vehicle repairs will continue to be performed by mobile vans. In terms of service center placement, we view service as a key pillar of the Rivian ownership experience and an enabler of selling vehicles in new markets. We locate our service centers in areas that put Rivian facilities near our customers.
We currently have 45 physical service centers with an additional 9 scheduled to open by the end of the year.

Importantly, we use Rivian in-house vehicle technology and telematics to better prepare the service team for service visits, and in certain cases, we can fully address issues remotely. Using the vehicle’s suite of sensors and Rivian’s diagnostics platform, we can proactively identify many issues prior to the service appointment. When a vehicle must be brought into the service center, we are able to better equip the service team with parts and preliminary diagnostics to speed up the repair process.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 8

Enhancing the customer experience through software

During the third quarter of 2023, we continued to demonstrate the value of our in-house software architecture and capabilities through multiple OTA updates aimed at enhancing our customers’ experience. The vertical integration of our hardware and software platforms allows us to seamlessly improve the customer experience with new features and enhancements. Through a combination of our customer feedback and diagnostic data, our OTA updates target vehicle improvements across vehicle dynamics, autonomy, battery management, digital experience, body control, and telematics.

Some of our most recent OTA enhancements included improved ride quality, enhancements to the towing experience, and a new way to interact with the different Drive Modes within an R1. Because we are able to control the majority of the vehicle attributes through software, we were able to improve ride quality across all drive modes and ride heights in both the R1T and R1S. In addition, the adjustment made to the active damper’s body control reduce the harshness when driving over bumps and dips at lower speeds.

The improved towing experience includes new trailer profiles, automatic weight sensing and adaptive range estimation, and a dedicated truck bed camera view to monitor your precious cargo. Our new Drive Modes app makes it easier for the driver to quickly choose different Drive Modes and provide customers with real-time vehicle data.

Safety also remains a priority through our software enhancements. Through our OTA updates, we have improved our Driver+ functionality and made our vehicles more capable of handling a variety of situations and weather conditions.

Our unique capabilities stem from the intentional decisions we made years ago when we decided to truly take a clean sheet approach to our software stack and electrical hardware in the vehicle. We are excited to continue to evolve our software capabilities as well as leverage our customer feedback to enhance our vehicles over time.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 9

Revenue	Total revenue for the third quarter of 2023 was $1,337 million, primarily driven by the delivery of 15,564 vehicles. Total revenues from the sale of regulatory credits were de minimis for the quarter.
Gross Profit
We generated negative gross profit of $(477) million for the third quarter of 2023 as compared to $(917) million for the third quarter of 2022. Gross profit improvement was primarily driven by ramping production and our continued efforts to drive material cost reductions through commercial negotiations and engineering design changes. The third quarter of 2023 was impacted by a charge for LCNRV write-downs on inventory and losses on firm purchase commitments. Our ending inventory balance includes LCNRV write-downs of $292 million, while liabilities for losses on firm purchase commitments were $160 million, for a total of $452 million at the end of the third quarter of 2023. We expect the amount of LCNRV write-downs and losses on firm purchase commitments to decrease over time, which we anticipate will have the effect of increasing net inventory balances, and decreasing cost of revenues per vehicle. Furthermore, we forecast reaching positive gross profit in 2024 and therefore expect that by the end of 2024, we will not have material LCNRV inventory charges associated with goods manufactured at our Normal facility.

The key drivers of our path to positive gross profit are ramping production and leveraging our fixed costs, material cost reduction, and increasing average selling prices.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 10

Operating Expenses and Operating Loss
Total operating expenses in the third quarter of 2023 grew to $963 million, as compared to $857 million in the same period last year.

In the third quarter of 2023, we recognized a non-cash, stock-based compensation expense within operating expenses of $219 million as compared to $268 million in the third quarter of 2022 and depreciation and amortization expense within operating expenses of $80 million as compared to $52 million in the third quarter of 2022.

Research and development (“R&D”) expense in the third quarter of 2023 was $529 million, as compared to $452 million in the same period last year. The increase was primarily due to a $52 million increase in engineering, design, and development costs for future technologies and other related project costs and a $19 million increase in depreciation and amortization expenses.

Selling, general, and administrative (“SG&A”) expense in the third quarter of 2023 was $434 million, as compared to $405 million in the same period last year. The increase was primarily due to a $52 million increase in payroll and related expenses due to an increase in headcount as well as other miscellaneous operating expenses to support commercial go-to-market operations and corporate initiatives partially offset by a $49 million decrease in stock-based compensation expense primarily related a decrease in expense for awards granted prior to our Initial Public Offering (the “IPO”) with accelerated expense recognition due to the IPO as a performance condition.

We experienced a loss from operations in the third quarter of 2023 totaling $(1,440) million, as compared to $(1,774) million in the same period last year.

Net Loss	Our net loss for the third quarter of 2023 was $(1,367) million as compared to $(1,724) million for the same period last year.
Adjusted EBITDA¹	Adjusted EBITDA¹ for the third quarter of 2023 was $(942) million as compared to $(1,307) million for the same period last year.
Net Cash Used in Operating Activities	Net cash used in operating activities for the third quarter of 2023 was $(877) million as compared to $(1,368) million for the same period last year.
Capital Expenditures
Capital expenditures for the third quarter of 2023 were $(190) million, as compared to $(298) million for the same period last year. The prior year values were higher due to elevated equipment and construction spend in the early stages of our production ramp.

¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 11

Liquidity and Free Cash Flow¹
We ended the third quarter of 2023 with $9,133 million in cash, cash equivalents, and short-term investments. Including the capacity under our asset-based revolving-credit facility, we ended the third quarter of 2023 with $10,253 million of total liquidity.

We define free cash flow as net cash used in operating activities less capital expenditures. The larger year-over-year net cash used in operating activities discussed above resulted in negative free cash flow¹ of $(1,067) million for the third quarter of 2023 as compared to $(1,666) million for the same period last year.

We continued to take steps to further strengthen our balance sheet as we develop our next vehicle platform, R2, and begin long lead time equipment purchases for our plant in Georgia. In October 2023, we completed our green convertible senior notes offering (“2030 Green Convertible Notes”). Concurrently, we entered into capped call transactions with select financial institutions to increase the effective conversion premium up to approximately $31.06 per share. The offering was not complete until after quarter-end, accordingly the $1,602 million net proceeds, after deducting the debt discount and capped call premium, was not included in our third quarter cash, cash equivalents, and short-term investments balance.

2023 Business Outlook	We remain focused on ramping production and implementing core technologies designed to reduce cost and improve the customer offering. Based on the progress of our production ramp, including the ramp of our in-house motor, along with our current view of the supply chain, we are increasing our production guidance to 54,000. We have also seen strong progress in our cost reduction efforts, and are improving our Adj. EBITDA guidance to $(4,000) million. Finally, we have reduced our expected capital expenditures for the year, largely driven by a shift in expense timing. We are lowering our capital expenditures guidance to $1,100 million.
Webcast	We will host an audio webcast to discuss our results and provide a business update at 2:00pm PT / 5:00pm ET on Tuesday, November 7, 2023. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 12

Quarterly Financial Performance

(in millions, except production, delivery, gross margin, gross profit per unit delivered, and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023
Production	7,363	10,020	9,395	13,992	16,304
Delivery	6,584	8,054	7,946	12,640	15,564

Revenues	$536	$663	$661	$1,121	$1,337
Gross profit	$(917)	$(1,000)	$(535)	$(412)	$(477)
Gross margin	(171)%	(151)%	(81)%	(37)%	(36)%
Gross profit per unit delivered (non-GAAP)¹	$(139,277)	$(124,162)	$(67,329)	$(32,595)	$(30,648)

Research and development	$452	$402	$496	$444	$529
Selling, general, and administrative	405	393	402	429	434
Total operating expenses	$857	$795	$898	$873	$963
Loss from operations	$(1,774)	$(1,795)	$(1,433)	$(1,285)	$(1,440)
Net loss attributable to common stockholders, basic and diluted	$(1,724)	$(1,723)	$(1,349)	$(1,195)	$(1,367)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.88)	$(1.87)	$(1.45)	$(1.27)	$(1.44)

Net cash used in operating activities	$(1,368)	$(1,446)	$(1,521)	$(1,361)	$(877)
Capital expenditures	(298)	(294)	(283)	(255)	(190)
Free cash flow (non-GAAP)¹	$(1,666)	$(1,740)	$(1,804)	$(1,616)	$(1,067)
Adjusted EBITDA (non-GAAP)¹	$(1,307)	$(1,461)	$(1,062)	$(881)	$(942)
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)¹	$(1,437)	$(1,594)	$(1,165)	$(1,017)	$(1,127)
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)¹	$(1.57)	$(1.73)	$(1.25)	$(1.08)	$(1.19)
Cash, cash equivalents, short-term investments, and restricted cash [2]	$13,800	$12,099	$11,780	$10,202	$9,133

Stock-based compensation expense
Cost of revenues	$25	$12	$18	$23	$23
Research and development	133	51	84	72	133
Selling, general, and administrative	135	72	81	86	86
Total stock-based compensation expense	$293	$135	$183	$181	$242

Depreciation and amortization expense
Cost of revenues	$122	$146	$130	$160	$176
Research and development	31	29	33	36	50
Selling, general, and administrative	21	24	25	27	30
Total depreciation and amortization expense	$174	$199	$188	$223	$256

Inventory write-downs
Inventory write-downs[2]	$512	$582	$561	$379	$292
Liabilities for losses on firm purchase commitments[2]	184	338	261	179	160
Total inventory write-downs and liabilities for losses on firm purchase commitments [2]	$696	$920	$822	$558	$452
¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.
[2] Amount as of date shown.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 13

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2022	September 30, 2023
Current assets:
Cash and cash equivalents	$11,568	$7,941
Short-term investments	—	1,192
Accounts receivable, net	102	237
Inventory	1,348	2,530
Other current assets	112	186
Total current assets	13,130	12,086
Property, plant, and equipment, net	3,758	3,810
Operating lease assets, net	330	345
Other non-current assets	658	215
Total assets	$17,876	$16,456

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,000	$1,134
Accrued liabilities	1,154	1,116
Current portion of lease liabilities and other current liabilities	270	374
Total current liabilities	2,424	2,624
Long-term debt	1,231	2,720
Non-current lease liabilities	311	319
Other non-current liabilities	111	241
Total liabilities	4,077	5,904
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2022 and September 30, 2023	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 926 and 956 shares issued and outstanding as of December 31, 2022 and September 30, 2023, respectively	1	1
Additional paid-in capital	26,926	27,590
Accumulated deficit	(13,126)	(17,037)
Accumulated other comprehensive loss	(2)	(2)
Total stockholders' equity	13,799	10,552

Total liabilities and stockholders' equity	$17,876	$16,456

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 14

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Revenues	$536	$1,337	$995	$3,119
Cost of revenues	1,453	1,814	3,118	4,543
Gross profit	(917)	(477)	(2,123)	(1,424)
Operating expenses
Research and development	452	529	1,542	1,469
Selling, general, and administrative	405	434	1,396	1,265
Total operating expenses	857	963	2,938	2,734
Loss from operations	(1,774)	(1,440)	(5,061)	(4,158)
Interest income	69	126	94	391
Interest expense	(24)	(55)	(70)	(147)
Other income, net	6	2	12	4
Loss before income taxes	(1,723)	(1,367)	(5,025)	(3,910)
Provision for income taxes	(1)	—	(4)	(1)
Net loss	$(1,724)	$(1,367)	$(5,029)	$(3,911)
Net loss attributable to common stockholders, basic and diluted	$(1,724)	$(1,367)	$(5,029)	$(3,911)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.88)	$(1.44)	$(5.53)	$(4.15)
Weighted-average common shares outstanding, basic and diluted	918	952	909	942

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 15

Consolidated Statements of Cash Flows

(in millions)
(unaudited)

	Nine Months Ended September 30,
	2022	2023
Cash flows from operating activities:
Net loss	$(5,029)	$(3,911)
Depreciation and amortization	453	667
Stock-based compensation expense	852	606
Inventory LCNRV charge and losses on firm purchase commitments	696	114
Other non-cash activities	87	46
Changes in operating assets and liabilities:
Accounts receivable, net	(82)	(135)
Inventory	(1,203)	(1,471)
Other current assets	1	(62)
Other non-current assets	(14)	(67)
Accounts payable and accrued liabilities	479	220
Other current liabilities	97	94
Other non-current liabilities	57	140
Net cash used in operating activities	(3,606)	(3,759)

Cash flows from investing activities:
Purchase of short-term investments	—	(1,405)
Maturities of short-term investments	—	225
Capital expenditures	(1,075)	(728)
Net cash used in investing activities	(1,075)	(1,908)

Cash flows from financing activities:
Proceeds from issuance of capital stock including employee stock purchase plan	65	39
Proceeds from issuance of convertible notes	—	1,485
Other financing activities	(3)	(15)
Net cash provided by financing activities	62	1,509

Effect of exchange rate changes on cash and cash equivalents	(4)	—
Net change in cash	(4,623)	(4,158)
Cash, cash equivalents, and restricted cash—Beginning of period	18,423	12,099
Cash, cash equivalents, and restricted cash—End of period	$13,800	$7,941

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$374	$390
Capital stock issued to settle bonuses	$—	$137
Right-of-use assets obtained in exchange for operating lease liabilities	$104	$66

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 16

Stock-Based Compensation Expense

(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Cost of revenues	$25	$23	$48	$64
Research and development	133	133	386	289
Selling, general, and administrative	135	86	418	253
Total stock-based compensation expense	$293	$242	$852	$606

Depreciation and Amortization

(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Cost of revenues	$122	$176	$329	$466
Research and development	31	50	66	119
Selling, general, and administrative	21	30	58	82
Total depreciation and amortization expense	$174	$256	$453	$667

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 17

Reconciliation of Non-GAAP
Financial Measures

(in millions, except units delivered, gross profit per unit delivered, and per share amounts)
(unaudited)

Gross Profit Per Unit Delivered	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

Units delivered	6,584	15,564	12,278	36,150
Gross profit	$(917)	$(477)	$(2,123)	$(1,424)
Gross profit per unit delivered (non-GAAP)	$(139,277)	$(30,648)	$(172,911)	$(39,391)

Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

Net cash used in operating activities	$(1,368)	$(877)	$(3,606)	$(3,759)
Capital expenditures	(298)	(190)	(1,075)	(728)
Free cash flow (non-GAAP)	$(1,666)	$(1,067)	$(4,681)	$(4,487)

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

Net loss	$(1,724)	$(1,367)	$(5,029)	$(3,911)
Interest income, net	(45)	(71)	(24)	(244)
Provision for income taxes	1	—	4	1
Depreciation and amortization	174	256	453	667
Stock-based compensation expense	293	242	852	606
Other income, net	(6)	(2)	(12)	(4)
Adjusted EBITDA (non-GAAP)	$(1,307)	$(942)	$(3,756)	$(2,885)

Adjusted Net Loss	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

Net loss attributable to common stockholders, basic and diluted	$(1,724)	$(1,367)	$(5,029)	$(3,911)
Stock-based compensation expense	293	242	852	606
Other income, net	(6)	(2)	(12)	(4)
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,437)	$(1,127)	$(4,189)	$(3,309)

Adjusted Net Loss Per Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

Net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(1.44)	$(5.53)	$(4.15)
Stock-based compensation expense per share	0.32	0.25	0.94	0.64
Other income, net per share	(0.01)	—	(0.01)	—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.57)	$(1.19) *	$(4.61) *	$(3.51)
Weighted-average common shares outstanding, basic and diluted (GAAP)	918	952	909	942
*Does not calculate due to rounding.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 18

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures

(in millions, except units delivered, and gross profit per unit delivered, and per share amounts)
(unaudited)

	Three Months Ended
	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023

Gross Profit Per Unit Delivered
Units delivered	6,584	8,054	7,946	12,640	15,564
Gross profit	$(917)	$(1,000)	$(535)	$(412)	$(477)
Gross profit per unit delivered (non-GAAP)	$(139,277)	$(124,162)	$(67,329)	$(32,595)	$(30,648)

Free Cash Flow
Net cash used in operating activities	$(1,368)	$(1,446)	$(1,521)	$(1,361)	$(877)
Capital expenditures	(298)	(294)	(283)	(255)	(190)
Free cash flow (non-GAAP)	$(1,666)	$(1,740)	$(1,804)	$(1,616)	$(1,067)

Adjusted EBITDA
Net loss	$(1,724)	$(1,723)	$(1,349)	$(1,195)	$(1,367)
Interest income, net	(45)	(66)	(86)	(87)	(71)
Provision for income taxes	1	—	1	—	—
Depreciation and amortization	174	199	188	223	256
Stock-based compensation expense	293	135	183	181	242
Other (income) expense, net	(6)	(6)	1	(3)	(2)
Adjusted EBITDA (non-GAAP)	$(1,307)	$(1,461)	$(1,062)	$(881)	$(942)

Adjusted Net Loss
Net loss attributable to common stockholders, basic and diluted	$(1,724)	$(1,723)	$(1,349)	$(1,195)	$(1,367)
Stock-based compensation expense	293	135	183	181	242
Other (income) expense, net	(6)	(6)	1	(3)	(2)
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(1,437)	$(1,594)	$(1,165)	$(1,017)	$(1,127)

Adjusted Net Loss Per Share
Net loss per share attributable to common stockholders, basic and diluted	$(1.88)	$(1.87)	$(1.45)	$(1.27)	$(1.44)
Stock-based compensation expense per share	0.32	0.15	0.20	0.19	0.25
Other income, net per share	(0.01)	(0.01)	—	—	—
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.57)	$(1.73)	$(1.25)	$(1.08)	$(1.19)	*
Weighted-average common shares outstanding, basic and diluted (GAAP)	918	923	930	942	952
*Does not calculate due to rounding.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 19

Forward-Looking Statements
This shareholder letter and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, our cost reduction strategy, our future financial results, vehicle profitability and future gross profits, our anticipated LCNRV charges, the planned use of our cash and cash equivalents, our future capital expenditures, the underlying trends in our business, supply chain constraints and our plans to minimize the impact of such constraints, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our announced manufacturing facility in Georgia, scaling our service infrastructure, our future products and technology and product enhancements (including R2), potential expansion of commercial van sales, including pilot programs for our commercial vans, and revenue opportunities. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may be unable to adequately control capital expenditures and costs; we may require additional financing to support our business; our ability to develop and manufacture vehicles on a large scale is unproven and we may experience significant delays in the manufacture and delivery of our vehicles; we have experienced and could continue to experience cost increases or disruptions in supply of components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; we expect a significant portion of our initial revenue to be from one customer; our inability to attract and retain a large number of customers; risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us, including with respect to pricing and features, and impact of competition and macroeconomic conditions on product demand; we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our long-term results depend on our ability to successfully introduce and market new products and services; our inability to manage our future growth effectively; we may not succeed in establishing, maintaining, and strengthening our brand; our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; we rely on complex machinery, and production involves a significant degree of risk and uncertainty; our vehicles rely on highly technical software and hardware that could contain errors or defects; we may not successfully develop the complex software and technology systems needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; we have minimal experience servicing and repairing our vehicles; the automotive industry and its technology are rapidly evolving and upgrades and adaptations to our vehicles may increase our costs and capital expenditures and also require planned, temporary manufacturing shutdowns from time to time; risks associated with advanced driver assistance systems technology; our future growth is dependent on the demand for electric vehicles; the reduction or elimination of government and economic incentives for electric vehicles; we may not obtain government grants and other incentives for which we may apply; vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; our business may be adversely affected by labor and union activities; risks associated with the ongoing military conflict between Russia and the Ukraine and in Israel and Gaza; risks related to health epidemics, pandemics, and other outbreaks; our financial results may vary significantly from period to period; we have incurred a significant amount of debt and may incur additional indebtedness; our vehicles may not operate properly; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; breaches in data security and failure of information security systems could harm our business; risk of intellectual property infringement claims; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; delays, limitations and risks related to permits and approvals required to operate or expand operations; material weaknesses in our internal control over financial reporting; and the other factors described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, and any subsequent filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 20

Non-GAAP Financial Measures	In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating and cash performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it provides consistency and comparability with past financial performance and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include gross profit per unit delivered, adjusted net loss, adjusted net loss per share, adjusted EBITDA, and free cash flow. Adjusted net loss is defined as net loss before stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding. Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other (expense) income, net, (gain) loss on convertible notes, net, and the donation to Forever by Rivian, Inc. Free cash flow is defined as net cash used in operating activities less capital expenditures.

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved. 21

Q3 2023 Shareholder Letter	© 2023 Rivian. All rights reserved.